EXHIBIT 15


The Board of Directors
Norfolk Southern Corporation:

With respect to the Registration Statement pertaining to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies on Form S-8 of Norfolk Southern Corporation, we acknowledge our awareness of the use therein of our reports dated
April 22, 2003 and July 22, 2003 related to our reviews of interim financial information of Norfolk Southern Corporation.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ KPMG LLP

Norfolk, Virginia
September 22, 2003